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                                                                    EXHIBIT 23.1

                                    CONSENT

     We consent to the use in this Registration Statement relating to 2,530,000 shares of Common Stock of Versatility Inc. on Form S-1 of our report dated June 21, 1996 (except for Note 13 as to which the date is October 3, 1996), appearing in the Prospectus, which is a part of this Registration Statement, and to the references to us under the headings "Selected Consolidated Financial Data" and "Experts" in such Prospectus.

     Our audits of the consolidated financial statements referred to in our aforementioned report also included the financial statement schedule of Versatility Inc., listed in Item 16(b). This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

DELOITTE & TOUCHE LLP

Washington, DC

October 9, 1996